EXHIBIT 99.1

Consolidated Communications to Hold Virtual Shareholder Meeting

MATTOON, Ill., April 08, 2020 (GLOBE NEWSWIRE) -- Consolidated Communications (NASDAQ: CNSL) will host its 2020 annual meeting of stockholders virtually in light of public health concerns regarding the COVID-19 outbreak and to support the health and well-being of meeting participants.

The meeting will be held in a virtual only format on April 27, 2020 at 9 a.m. CT. Stockholders will not be able to attend the meeting in person.

Stockholders at the close of business on the record date, February 27, 2020, are entitled to attend the annual meeting.  To be admitted to the annual meeting, go to www.virtualshareholdermeeting.com/CNSL2020, and enter the control number found on your proxy card, voting instruction form or notice you previously received. Closed captioning will be provided for the duration of the virtual meeting.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the annual meeting.

Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy in advance of the annual meeting by one of the methods described in the proxy materials for the annual meeting.

About Consolidated Communications
Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 37,500 fiber route miles, Consolidated Communications is a top-10 fiber provider in the U.S. offering a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Contact:
Jennifer Spaude, Consolidated Communications
507-386-3765, Jennifer.spaude@consolidated.com